Exhibit 14.1

Code of Business Conduct and Ethics

for Directors, Officers and Employees

(Revised August 30, 2016)

I.	General Statement of Policy

It is the policy of Cimarex Energy Co. and its affiliated companies that the conduct of every director, officer and employee while acting on behalf of the Company be based upon the highest ethical standards and compliance with the law. This Code of Business Conduct and Ethics (the “Code”) affirms the policy of the Company and is a guideline to:

•	Promote honest and ethical conduct that reflects positively on the Company;

•	Maintain a corporate climate in which the integrity and dignity of each individual is valued;

•	Assure compliance with laws, rules and regulations that govern the Company’s business activities;

•	Assure the proper use of the Company’s assets; and

•	Promote honest and ethical conduct and compliance with the law as related to the maintenance of the company’s financial records and the preparation of financial statements filed with the Securities and Exchange Commission.

This Code does not specifically address every potential form of unacceptable conduct, and it is expected that directors, officers and employees will exercise good judgment in compliance with the principles set out in this Code. Each employee has a duty to avoid any circumstance that would violate the letter or spirit of this Code.

II.	Fair Dealing

Each employee should endeavor to deal honestly and ethically with the Company’s directors, officers, employees, auditors, advisors, customers, suppliers and competitors while engaged in business on behalf of the Company. Non-compliance with this Code or the law or other unethical or dishonest business practices while acting on behalf of the Company are forbidden and may result in disciplinary action, including termination.

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III.	Protection and Proper Use of Company Assets

All Company employees, officers and directors should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Company assets should be used only for the legitimate business purposes of the Company. Directors, officers and employees are prohibited from using Company assets, confidential or proprietary information or position for personal gain.

IV.	Compliance with Laws, Rules and Regulations

The Company is committed to being a good corporate citizen of all states and countries in which it does business. The Company does care how results are obtained, not just that they are obtained. It is the policy of the Company to comply with all laws and regulations of any country or its political subdivision in which the Company conducts its business. Particular attention is directed to the laws, rules and regulations relating to discrimination, securities, antitrust, civil rights and safety and the environment. If any uncertainty arises as to whether a course of action is within the letter and spirit of the law, advice should be obtained from the Company’s Senior Vice President—General Counsel, Chief Financial Officer, or Vice President—Human Resources, Government Relations, and External Affairs.

The following are specific laws and regulations and general guidelines for compliance with such laws and regulations due to their particular importance to the Company’s business activities. The special emphasis on these laws does not limit the general admonition to comply with all applicable laws, regulations and judicial decrees of the United States (federal, state and local) and of other countries where the Company transacts business. This Code envisions a level of ethical business conduct above the minimum required by law.

A.	Discrimination and Harassment

The Company is committed to providing a workplace free of discrimination and harassment based on race, color, religion, age, gender, sexual orientation, national origin, disability, veteran status, or any other basis prohibited by applicable law. Similarly, offensive or hostile working conditions created by such harassment or discrimination will not be tolerated. Each director, officer and employee has a duty while acting on behalf of the Company to refrain from engaging in conduct that constitutes discrimination or harassment.

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B.	Insider Trading

Directors, officers or employees in possession of material information about the Company must abstain from trading in its securities until such information is generally and publicly available by means of a press release or other public filing. Such material “inside information” might include earnings estimates, stock and dividend activity, changes of control or management, pending mergers, sales, acquisitions, reserves numbers or other significant business information or developments. Providing such inside information to others who then trade on it is also strictly prohibited. Trading on inside information is also a violation of federal securities law. Each director, officer and employee is required to sign and deliver to the Company a certification acknowledging receipt and understanding of the Company’s Insider Trading Policy.

C.	Antitrust Activities

The purpose of antitrust laws in the United States and most other countries is to provide a level playing field to economic competitors and to promote fair competition. No director, officer or employee, under any circumstances or in any context, may enter into any understanding or agreement, whether expressed or implied, formal or informal, written or oral, with an actual or potential competitor, which would illegally limit or restrict in any way either party’s actions, including the offers of either party to any third party. This prohibition includes any action relating to prices, costs, profits, products, services, terms or conditions of sale, market share or customer or supplier classification or selection. It is the Company’s policy to comply with all applicable antitrust laws.

D.	Environment, Health and Safety

Cimarex is committed to managing and operating its assets in a manner that is protective of human health and safety and the environment. It is our policy to comply with applicable health, safety and environmental laws and regulations. Each employee is expected to comply with our policies, programs, standards and procedures.

V.	Political Contributions

Corporate funds, credit, property or services may not be used (directly or indirectly) to support any political party or candidate for public office, or to support or oppose any ballot measure, without the prior approval of the Company’s Chief Executive Officer. Although officers and employees are encouraged to support political parties and candidates with their personal efforts and money, the Company will not reimburse or subsidize them in any way for such political participation.

VI.	Confidential Information

Directors, officers and employees may become aware of non-public information regarding actual or potential customers, suppliers, or commercial transactions of the Company, or of non-public technical information pertaining to the operations or potential operations of the Company. Such confidential and proprietary information is the exclusive property of the Company and each director, officer and employee is bound to keep such information in strictest confidence, except when disclosure is authorized by an officer of the Company or legally mandated. Furthermore, such information is to be used solely for Company purposes and never for the private gain of a director, officer or employee (or any member of his or her immediate family), or any third party.

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Special care is required regarding the public release of information concerning the Company’s business, strategies, activities, and plans, the disclosure of which could influence investors trading in the Company’s securities. All media contact and public statements and discussions of Company business should be coordinated with the Chief Executive Officer, Senior Vice President—General Counsel, Vice President—Human Resources, Government Relations, and External Affairs, or Director of Investor Relations.

VII.	Conflicts of Interest

A.	General

Generally, a conflict exists when the personal interests or activities of a director, officer or employee (or immediate family members) may influence the exercise of his or her independent judgment in the performance of one or more duties to the Company. Even the appearance of a conflict of interest may be as damaging as an actual conflict and should be avoided. Directors, officers and employees should not enter into any transaction or engage in any practice (directly or indirectly) that would tend to influence him or her in any manner other than in the best interests of the Company. Directors, officers and employees (or members of their immediate family) also should not exercise discretionary authority or make or influence any recommendation or decision on behalf of the Company that would result in an undisclosed personal financial benefit to such director, officer or employee or to members of his or her immediate family.

It is not a conflict of interest for a director, officer or employee or members of their immediate family to obtain services from persons or entities who also provide services to the Company, including legal, accounting or brokerage services, loans from banks or insurance from insurance companies, at rates customary for similarly situated customers. Furthermore, no relationship involving an employee or non-executive officer that is disclosed to and affirmatively determined by the principal financial officer or principal human resources official of the Company to be immaterial and no relationship involving an executive officer or director that is disclosed to and affirmatively determined by the Board of Directors to be immaterial (and no action incidentally benefiting any such employee, officer or director as a result of such relationship) shall be deemed a conflict of interest within the meaning of this Code.

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B.	Gifts, Gratuities, and Other Benefits

Cimarex intends to conduct its business in accordance with high ethical standards. As a general rule, officers, employees, and members of their immediate families shall not seek or accept personal gain, directly or indirectly, from any individual or entity that provides, or may provide, goods or services of any kind to Cimarex.

The following guidance is given with respect to specific situations or circumstances:

•	The acceptance of non-business related trips, loans, and payments or rewards (in any amount and regardless of value) is prohibited.

•	Items of nominal expense used for advertising that bear a company logo such as pens, calendars, notebooks, baseballs, etc., may be accepted.

•	Tickets to theater and sporting events (e.g., football games, basketball games, golf tournaments, etc.), gratuities and other favors must be reported to and approved by the employee’s supervisor before acceptance.

•	Business meals serve a worthwhile purpose. Cimarex employees should pay for meals about half of the time. The cost of such meals, paid for by the Cimarex employee, is to be submitted on an expense account for reimbursement.

•	Family members of officers and employees shall not accept employment with a supplier of Cimarex without full disclosure and receiving the prior written approval of the Vice President—Human Resources, Government Relations, and External Affairs.

•	Any business arrangement involving a supplier and an officer or employee of Cimarex is prohibited.

The foregoing list of specific situations and circumstances is not all inclusive. Questions relating to the application of Cimarex’s ethics policy should be directed to the Senior Vice President—General Counsel, Chief Financial Officer or the Vice President—Human Resources, Government Relations, and External Affairs. If appropriate, such questions may be forwarded to the Compensation and Governance Committee. Failure to abide by Cimarex’s ethics policy may result in discipline including, but not limited to, termination.

Directors, officers, and employees are expected to make decisions about the use or purchase of materials, equipment, consultants, advice, property, and supplies with the intent of receiving the best value for Cimarex. Such decisions should consider total cost, competitiveness, quality, and service in addition to other factors relevant to Cimarex’s business.

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C.	Interest in Properties

Any interest held by an officer or employee or any immediate family member in oil or gas properties, royalties or other mineral interests, or any interest, other than as an investor in a publicly-held company, in companies either owning mineral interests or providing services or materials to the Company must be disclosed in writing to the Company.

VIII.	Corporate Opportunities

Directors, officers and employees are prohibited from taking for themselves personally (or for members of their immediate family) any opportunity that may be of interest to the Company that is discovered through the use of corporate property, information or position unless such opportunity is first offered to the Company and the Company affirmatively determines not to pursue it.

IX.	Other Organizations

Each officer and employee is expected to devote his or her full time and efforts during normal working hours to the service of the Company. No officer or employee shall engage in any business or secondary employment that interferes with his or her obligations and responsibilities to the Company.

No officer or employee of the Company may serve on the board of directors of any corporation not owned or controlled by the Company, other than a nonprofit, charitable, religious, civic or educational organization, without the prior written approval of the Company’s Chief Executive Officer, or, for the Chief Executive Officer, without the prior approval of the Company’s Board of Directors.

Unless disclosed to and approved by the Senior Vice President—General Counsel, Chief Financial Officer, or Vice President—Human Resources, Government Relations, and External Affairs, no officer or employee or any member of their immediate families may directly or indirectly have a financial interest (whether as an investor, lender, employee or other service provider) in any company that is selling supplies, furnishing services or otherwise doing business or competing with the Company. This provision does not apply to an officer or employee or members of their immediate family owning the securities of a publicly traded entity as long as such ownership represents less than five percent of the outstanding securities.

X.	Accounting and Reporting

All accounting records should accurately reflect and describe corporate transactions. The recordation of such data must not be falsified or altered in any way to conceal or distort assets, liabilities, revenues, expenses or the nature of the activity.

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All public disclosures made by the Company, including disclosures in reports and documents filed with or submitted to the Securities and Exchange Commission, shall be accurate and complete in all material respects. Each director, officer and employee is expected to carefully consider all inquiries from the Company related to the Company’s public disclosure requirements and promptly supply complete and accurate responses. No director, officer or employee of the Company may directly or indirectly make or cause to be made a materially false or misleading statement, or omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading.

If any officer or employee has any questions or concerns about any of the Company’s public disclosures, he or she should immediately contact the Company’s Senior Vice President—General Counsel, Chief Financial Officer, or Vice President—Human Resources, Government Relations, and External Affairs. Additionally, questions or concerns can always be reported through the Company’s confidential hotline by calling the phone number listed on the Company’s website.

XI.	Specific Provisions for Chief Executive Officer and Senior Financial Officers

This section of the Code applies to the Company’s Chief Executive Officer and the Chief Financial Officer and the Controller (collectively the “Senior Financial Officers”). Its purpose is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Company’s financial records and the preparation of financial statements filed with the Securities and Exchange Commission. The obligations of this section of the Code supplement, but do not replace, the other provisions of the Code applicable to all directors, officers and employees.

1.     The Chief Executive Officer and the Senior Financial Officers are expected to:

            a.       Act honestly and with integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships. A “conflict of interest” exists when an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company.

            b.        Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

            c         Comply with all applicable laws, rules and regulations of federal, state and local governments and other appropriate private and public regulatory agencies.

            d.       Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated.

            e.        Respect the confidentiality of information acquired in the course of business except when authorized or otherwise legally obligated to disclose the information.

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            f.         Proactively promote ethical behavior among employees at the Company and as a responsible partner with industry peers and associates.

            g.        Maintain control over and responsibly manage all assets and resources employed or entrusted to them by the Company.

            h.        Report to the Audit Committee of the Board of Directors any illegal or unethical conduct, whether of a financial or non-financial nature, by any director, officer or employee that has occurred, is occurring or may occur, including any potential violations of this Code.

            i.         Comply with the provisions of this Code that apply to all directors, officers and employees.

2.     If there is a conflict between this Code and a Company policy or procedure, or any applicable law, rule of regulation, then the Company’s legal counsel shall be consulted for guidance.

XII.	Compliance and Enforcement

Questions of interpretation or application of this Code with respect to a particular situation should be addressed to the Company’s Senior Vice President—General Counsel, Chief Financial Officer, or Vice President—Human Resources, Government Relations, and External Affairs. Such requests may be made in writing or orally and will be handled discreetly.

Compliance with this Code is a condition of employment for each officer and employee. Conduct contrary to this Code is outside of the scope of employment. Employees are encouraged to talk to supervisors, Human Resource representatives or an officer of the Company when in doubt about the best course of action in a particular situation.

Any suspected violation of applicable laws, rules or regulations or this Code, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest, should be reported promptly to the Company’s Senior Vice President—General Counsel, Chief Financial officer, its Vice President—Human Resources, Government Relations, and External Affairs, or his or her designee, or the presiding director of the Company’s Board of Directors, without regard to the usual lines of reporting. Alternatively, any suspected violations of applicable laws, rules or regulations, this Code, or unethical business practices may be reported through use of the Company’s confidential telephonic hotline. The Company will not attempt to identify the caller. Furthermore, there is no need to identify yourself, and every reasonable effort will be made to ensure that all questions and information will be handled discreetly.

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No adverse action will be taken against any employee for making a complaint or disclosing information in good faith, and any officer or employee who retaliates in any way against an employee who in good faith reports any violation or suspected violation of this Code of Conduct will be subject to disciplinary action, including termination.

Any violation of this Code of Conduct will be grounds for immediate disciplinary action, including termination.

XIII.	Amendment, Modification and Waiver

Any amendment or modification of this Code must be approved by the Company’s Board of Directors. Any amendment or modification that applies to an officer or director of the Company shall be posted on the Company’s website within two days of the vote by the Board of Directors or shall be otherwise disclosed as required by applicable law or New York Stock Exchange rules. Notice posted on the website shall remain there for a period of 12 months and shall be retained in the Company’s files as required by law.

Any waiver of this Code for non-executive officers or employees may be granted by the Company’s Senior Vice President—General Counsel, Chief Financial Officer, or Vice President—Human Resources, Government Relations, and External Affairs. Any waiver of this Code for directors or executive officers may be granted only by the Board of Directors or by the Audit Committee, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, the rules promulgated there under and the applicable rules of the New York Stock Exchange. In case a waiver is granted to a director or executive officer, the notice of the waiver shall be posted on the Company’s website within four business days of the vote by the Board of Directors or shall be otherwise disclosed as required by applicable law or New York Stock Exchange rules. Notices of waivers posted on the website shall remain there for a period of 12 months and shall be retained in our files as required by law.

XIV.	Conclusion

This Code is an attempt to point all of us at Cimarex in the right direction, but no document can achieve the level of principled compliance that we are seeking. In reality, each of us must strive to maintain our awareness of these issues and to comply with the Code’s principles to the best of our abilities. We must always ask:

Does it feel right?

Is this action ethical in every way?

Is this action in compliance with the law?

Could my actions create an appearance of impropriety?

Am I trying to fool anyone, including myself, about the propriety of this action?

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Certification

I certify that I have received, read and understand the Code of Business Conduct and Ethics.

Signature:

Print Name:

Date:

Please return executed form to:

Francis B. Barron

Corporate Secretary

Cimarex Energy Co.

1700 Lincoln Street, Suite 3700

Denver, CO 80203

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